EXHIBIT 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION

     This Agreement and Plan of Reorganization (the "Agreement") is entered into as of May 9, 2006, by and among SAN JOAQUIN BANK (the "Bank"), SAN JOAQUIN REORGANIZATION CORP. ("Reorganization Co."), and SAN JOAQUIN BANCORP (the "Holding Company").

                            RECITALS AND UNDERTAKINGS

     A. The Bank is a California state-chartered bank with its principal office in the City of Bakersfield, State of California. Reorganization Co. is a corporation duly organized and existing under the laws of the State of California. The Holding Company is a corporation duly organized and existing under the laws of the State of California with its principal office in the City of Bakersfield, State of California.

     B. As of April 25, 2006, the Bank has 10,000,000 shares of common stock without par value authorized and 5,000,000 shares of preferred stock authorized. As of April 25, 2006, 3,474,212 shares of common stock are issued and outstanding and no shares of preferred stock are outstanding.

     C. As of the date hereof, Reorganization Co. has 100 shares of common stock without par value authorized. Immediately prior to the Effective Time (as such term is defined below), all 100 share of such common stock will be issued and outstanding, all of which shares will be owned by the Holding Company.

     D. As of the date hereof, the Holding Company has 20,000,000 shares of common stock without par value authorized and 5,000,000 shares of preferred stock authorized. As of the date hereof, one share of common stock is issued and outstanding and no shares of preferred stock are outstanding.

     E. The Boards of Directors of the Bank, the Holding Company and Reorganization Co., respectively, have unanimously approved this Agreement and the Agreement of Merger attached hereto as Annex A (the "Merger Agreement") and authorized the execution, delivery and performance of each thereof.

     F. The Holding Company, as sole shareholder of Reorganization Co., has approved this Agreement and authorized its execution, and Bruce Maclin, as sole shareholder of the Holding Company, has approved this Agreement and authorized its execution.

                                    AGREEMENT

     SECTION 1. GENERAL
                -------

     1.1 THE MERGER. At the Effective Time, Reorganization Co. shall be merged with and into the Bank, with the Bank being the surviving corporation (the "Merger"). The Bank shall thereafter be a subsidiary of the Holding Company, and its name shall continue to be "San Joaquin Bank."
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     1.2 EFFECTIVE TIME. The merger  described  herein shall become effective at the time when an executed copy of the Merger Agreement is filed with the Secretary of State of the State of placeStateCalifornia in accordance with
Section 1103 of the California General Corporation Law (the "Effective Time").

     1.3 ARTICLES OF INCORPORATION AND BYLAWS. At the Effective Time, the Articles of Incorporation of the Bank, as in effect immediately prior to the Effective Time, shall remain the Articles of Incorporation of the Bank until amended; the Bylaws of the Bank, as in effect immediately prior to the Effective Time, shall remain the Bylaws of the Bank until amended; the certificate of authority of the Bank issued by the Commissioner of Financial Institutions of the State of California shall remain the certificate of authority of the Bank, and the Bank's deposit insurance coverage by the Federal Deposit Insurance Corporation shall remain the deposit insurance of the Bank.

     1.4 DIRECTORS AND OFFICERS. At the Effective Time, the directors and officers of the Bank immediately prior to the Effective Time shall remain the directors and officers of the Bank. The directors of the Bank shall serve until the next annual meeting of shareholders of the Bank or until such time as their successors are elected and have been qualified.

     1.5 Effect of the Merger.
         --------------------

     (a) ASSETS AND RIGHTS. At the Effective Time and thereafter, all rights, privileges, franchises and property of Reorganization Co. and all debts and liabilities due or to become due to Reorganization Co., including choses in action and every interest or asset of conceivable value or benefit, shall be deemed fully and finally and without any right of reversion vested in the Bank without further act or deed; and the Bank shall have and hold the same in its own right as fully as the same was possessed and held by Reorganization Co.

     (b) LIABILITIES. At the Effective Time and thereafter, all debts, liabilities and obligations due or to become due of, and all claims and demands for any cause existing against, Reorganization Co. shall be and become the debts, liabilities or obligations of, or the claims or demands against, the Bank in the same manner as if the Bank had itself incurred or become liable for them.

     (c) CREDITORS' RIGHTS AND LIENS. At the Effective Time and thereafter, all rights or creditors of Reorganization Co. and all liens upon the property of Reorganization Co. shall be preserved unimpaired, and shall be limited to the property affected by such liens immediately prior to the Effective Time.

     (d) PENDING ACTIONS. At the Effective Time and thereafter, any action or proceeding pending by or against Reorganization Co. shall not be deemed to have abated or been discontinued, but may be pursued to judgment with full right to appeal or review. Any such action or proceeding may be pursued as if the merger described herein had not occurred, or with the Bank substituted in place of Reorganization Co. as the case may be.

     1.6 FURTHER ASSURANCES. Reorganization Co. agrees that at any time, or from time to time, as and when requested by the Bank, or by its successors or assigns, it will execute and deliver, or cause to be executed and delivered, in its name by its last acting officers, or by the corresponding officers of the Bank, all such conveyances, assignments, transfers, deeds and other instruments, and will take or cause to be taken such further or other action as the Bank, or its successors or assigns, may deem necessary or desirable in order to carry out the vesting, perfecting, confirming, assignment, devolution or other transfer of the interests, property, privileges, powers, immunities, franchises and other rights transferred to the Bank in this Section 1, or otherwise to carry out the intent and purposes of this Agreement and the Merger Agreement.

     SECTION 2. STOCK
                -----

     2.1 STOCK OF REORGANIZATION CO. At the Effective Time, each share of common stock of Reorganization Co. issued and outstanding immediately prior to the Effective Date shall, by virtue of the Merger, be deemed to be exchanged for and converted into one share of fully paid and nonassessable common stock of the Bank.

     2.2 STOCK OF THE BANK. At the Effective Time, each share of common stock of the Bank issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be deemed to be exchanged for and converted into one share of fully paid and nonassessable common stock of the Holding Company, in accordance with the provisions of Section 2.3 hereto (the "Exchange").

     2.3 EXCHANGE OF STOCK BY THE BANK SHAREHOLDERS. At the Effective Time or as soon as practicable thereafter, the following actions shall be taken to effectuate the exchange and conversion specified in Section 2.2 hereof:

     (a) The shareholders of the Bank of record immediately prior to the Effective Time shall be allocated and entitled to receive for each share of common stock of the Bank then held by them respectively one share of common stock of the Holding Company.

     (b) Subject to the provisions of Section 2.3(c) hereof, the Holding Company shall issue to the shareholders of the Bank the shares of common stock of the Holding Company which said shareholders are entitled to receive.

     (c) After the Effective Time, outstanding certificates representing shares of common stock of the Bank (except certificates issued to the Holding Company in connection with the merger described herein) shall represent shares of the common stock of the Holding Company, and such certificates may, but need not, be exchanged by the holders thereof for new certificates for the appropriate number of shares of the Holding Company.

     2.4 OUTSTANDING OPTIONS. After the Effective Time, and by virtue of the Merger, the options to purchase shares of capital stock of the Bank which have been granted by the Bank pursuant to the Bank's 1989 Stock Option Plan and the Bank's 1999 Stock Option Plan shall be in effect immediately prior to the Merger shall be deemed to be options granted by the Holding Company to purchase shares of common stock of the Holding Company having the same exercise price and exercise periods, and being for the same number of shares of common stock of the Holding Company as was the number of shares of capital stock of the Bank covered by the corresponding option granted by the Bank and subject to and in accordance with the terms, conditions and provisions of such options, the Holding Company shall, from time to time, issue shares of its common stock upon the exercise of such options.

     SECTION 3. APPROVALS
                ---------

     3.1 STOCKHOLDER APPROVAL. This Agreement and the Merger Agreement shall be submitted to the shareholders of the Bank for approval, ratification and confirmation to the extent required by, and in accordance with, applicable provisions of law.

     3.2 REGULATORY APPROVALS. Each of the parties hereto shall proceed expeditiously and cooperate fully in procuring all other consents and approvals, and in satisfying all other requirements, prescribed by law or otherwise, necessary or desirable for the merger described herein to be consummated, including without limitation the consents and approvals referred to in Section
4.1 (b) and 4.1 (d) hereof.

     SECTION 4. CONDITIONS PRECEDENT, TERMINATION AND PAYMENT OF EXPENSES
                ---------------------------------------------------------

     4.1 CONDITIONS PRECEDENT TO THE MERGER. Consummation of the Merger is subject to and conditioned upon the following:

     (a) Approval, ratification and confirmation of this Agreement and the Merger Agreement by the shareholders of the Bank in accordance with applicable provisions of law;

     (b) Procuring all other consents and approvals and satisfying all other requirements, prescribed by law or otherwise, which are necessary for the Merger to be consummated, including without limitation: (i) approval from the Federal Deposit Insurance Corporation, the Commissioner of Financial Institutions of the State of California, and the Board of Governors of the Federal Reserve System; and (ii) approval (if required) of the California Commissioner of Corporations under the California Corporate Securities Law of 1968, and securities administrators of other applicable jurisdictions, with respect to the securities of the Holding Company issuable upon consummation of the Merger;

     (c) Receipt and continued effectiveness at the Effective Time (unless waived by each of the parties hereto) of an opinion of counsel and/or accountants to the effect that neither the Merger nor the Exchange nor any of the other transactions contemplated hereby or by the Merger Agreement will result in any taxable gain or loss for the parties hereto or the shareholders of the Bank;

     (d) Procuring all consents or approvals, governmental or otherwise, which in the opinion of counsel for the Bank are or may be necessary to permit or to enable the Bank to conduct, upon and after the Merger, all or any part of the businesses and other activities that the Bank engages in immediately prior to the Merger, in the same manner and to the same extent that the Bank engaged in such businesses and other activities immediately prior to the Merger; and

     (e) Performance by each of the parties hereto, in all material respects, of all of their respective obligations under this Agreement and the Merger Agreement which are to be performed prior to the consummation of the Merger.

     4.2 TERMINATION OF THE MERGER. In the event that any condition specified in
Section 4.1 hereof cannot be fulfilled, or prior to the Effective Time the Board of Directors of any of the parties hereto reaches any of the following determinations:

     (a) The number of shares of common stock of the Bank voting against the Merger described herein makes consummation of the Merger inadvisable; or

     (b) Any action, suit, proceeding or claim relating to the Merger, whether initiated or threatened, makes consummation of the Merger inadvisable; or

     (c) Consummation of the Merger is inadvisable for any other reason;

     then this Agreement shall terminate. Upon termination, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement or the termination hereof on the part of any of the parties hereto or their respective directors, officers, employees, agents or shareholders.

     4.3 EXPENSES OF THE MERGER. All expenses incurred by the Bank, Reorganization Co. and the Holding Company in connection with the Merger, including without limitation filing fees, printing costs, mailing costs, accountant's fees and legal fees, shall be borne by the Bank.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

Bank:                                     SAN JOAQUIN BANK


                                          BY:  /S/ BRUCE MACLIN
                                               -----------------
                                               Name:  Bruce Maclin
                                               Its: Chairman of the Board



                                          BY:  /S/ BART HILL
                                               --------------
                                               Name:  Bart Hill
                                               Its: President and Chief
                                                    Executive Officer

Reorganization Co.:                       SAN JOAQUIN REORGANIZATION CORP.


                                          BY:  /S/ BRUCE MACLIN
                                              -----------------
                                              Name:  Bruce Maclin
                                              Its: Chairman of the Board and
                                                   Chief Executive Officer



                                          BY:  /S/ BART HILL
                                               --------------
                                               Name:  Bart Hill
                                               Its: President

Holding Company:                          SAN JOAQUIN BANCORP


                                          BY:  /S/ BRUCE MACLIN
                                               ----------------
                                               Name:  Bruce Maclin
                                               Its: Chairman of the Board and
                                                    Chief Executive Officer



                                          BY:  /S/ BART HILL
                                               -------------
                                               Name:  Bart Hill
                                               Its: President